THE GABELLI MULTIMEDIA TRUST INC. (the "Fund")
EXHIBIT TO ITEM 77I


The Gabelli Multimedia Trust Inc. (the "Fund"), a Maryland corporation, issued one transferable right for each of the 18,166,980 shares of common stock outstanding to stockholders of record on June 17, 2014. In connection with this offering, Registrant hereby incorporates by reference the definitive prospectus supplement, prospectus and statement of additional information filed on June 17, 2014 (accession number 0001193125-14-238611).